Exhibit 99.1
Contacts:
Media Relations Leila Dillon, 508.661.2264, news@ameresco.com

Investor Relations Eric Prouty, Advisiry Partners, 212.750.5800, eric.prouty@advisiry.com
Lynn Morgen, Advisiry Partners, 212.750.5800, lynn.morgen@advisiry.com

Ameresco Announces Executive Appointments to Drive Growth and Strengthen Operations

Nicole Bulgarino and Lou Maltezos Named New Co‑Presidents of Ameresco
Peter Christakis Named COO

FRAMINGHAM, MA – March 31, 2026 – Ameresco, Inc., (NYSE: AMRC), a leading energy infrastructure solutions provider, today announced a series of strategic organizational changes that underscore the company’s commitment to strengthening its operations and accelerating its next phase of growth.

Effective April 1, 2026, Nicole Bulgarino and Lou Maltezos will be appointed Co-Presidents of Ameresco, and will co‑lead the company alongside George Sakellaris, who will continue to serve as Chief Executive Officer and Chairman of the Board of Directors. In addition to her expanded Co‑President role, Nicole will lead Ameresco’s increasing work supporting data centers and large energy infrastructure projects with advanced power solutions, while continuing to guide the company’s Federal Solutions business. In addition to his expanded co-President role, Lou will oversee the unified non‑Federal project organization to strengthen alignment and scale across the company’s operations, while continuing leadership of Smart Building Solutions and Ameresco Canada.

Together, these changes reflect Ameresco’s forward‑thinking approach to leadership continuity and succession planning, while positioning the company to capture expanding market opportunities through a unified strategy, greater consistency, and clear accountability across the business. The streamlined structure supports the optimized deployment of resources and expertise across Ameresco’s portfolio, strengthening operational alignment and accelerating execution. It also enables thoughtful integration with a strong emphasis on people, continuity, and a shared culture, reinforcing the principles of One Ameresco as teams collaborate seamlessly and grow together.

To further enhance alignment and company‑wide execution, Peter Christakis will be appointed Chief Operating Officer of Ameresco, supporting consistency across project execution and project risk management and reinforcing the company’s focus on disciplined delivery as it continues to scale. Peter will also continue to oversee Procurement, Health & Safety, U.S. solar and battery operations, and the company’s European operations, ensuring cohesive operational leadership across these critical functions.

“These appointments represent an exciting step forward as we elevate proven leaders and position Ameresco for the future,” said George Sakellaris, Chief Executive Officer of Ameresco. “They reflect the strength of our internal talent, my confidence in this leadership team, and our commitment to building the capabilities required for what’s next. I could not be more enthusiastic about Ameresco’s future and the exciting opportunities ahead.”

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading energy infrastructure solutions provider dedicated to helping customers reduce costs, enhance resilience, and decarbonize to net zero in the global energy transition. Our comprehensive portfolio includes implementing smart energy efficiency solutions, upgrading aging infrastructure, and developing, constructing, and operating distributed energy resources. As a trusted full-service partner, Ameresco shows the way by reducing energy use and delivering diversified generation solutions to Federal, state and local governments, utilities, data centers, educational and healthcare institutions, housing authorities, and commercial and industrial customers. Headquartered in Framingham, MA, Ameresco has more than 1,500 employees providing local expertise in North America and Europe. For more information, visit www.ameresco.com.